Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-178833) on Form N-1A of Counterpoint Tactical Income Fund, Counterpoint Tactical Equity Fund, and Counterpoint Tactical Municipal Fund of our report dated November 29, 2022, relating to our audits of the financial statements and financial highlights, which appear in the September 30, 2022 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm", “Policies and Procedures For Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 24, 2023